Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 619 - Dated Monday, July 8, 2024 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated October 27, 2023
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743F2U9	[]	100.000%	0.950%	[]	Fixed	4.450%	Monthly	07/15/2028	08/15/2024	$3.34	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 7/15/2026 and Monthly thereafter with 30 Calendar Days' Notice.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, July 8, 2024 through Monday, July 15, 2024
Trade Date: Monday, July 15, 2024 @12:00 PM ET
Settle Date: Thursday, July 18, 2024
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., Wells Fargo Clearing Services, LLC, RBC Capital Markets, LLC

Trustee: U.S. Bank Trust Company, National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.
National Rural Utilities Cooperative Finance Corp Prospectus dated October 24, 2023 and Prospectus Supplement Dated: October 27, 2023